Exhibit 10.3

CSX CORPORATION EXECUTIVE SEVERANCE PLAN

1.Purpose

CSX Corporation (”CSX”) has adopted the CSX Corporation Executive Severance Plan (the “Plan”) effective as of September 14, 2022 (the “Effective Date”) for eligible executive officers and other key employees of CSX and its subsidiaries (collectively, the “Company”). The purpose of the Plan is to provide severance protections to promote the retention and focus of these employees.

2.Eligibility

You are eligible to receive Severance Benefits (as defined in Section 3 below) under the Plan if (i) your employment is terminated by the Company without Cause (as defined below) (a “Qualifying Termination”), (ii) at the time of such termination, you are employed in a position set forth on Appendix A attached hereto (an “Eligible Position”) and (iii) you have not otherwise been specifically excluded by the Company in writing from participation in the Plan. For the avoidance of doubt, and notwithstanding any other provision of the Plan, you will not be eligible for severance payments and benefits under the Plan if your employment terminates by reason of any of the following: (A) by the Company for Cause, (B) due to your death or Disability (as defined below), (C) due to your voluntary retirement or (D) due to your resignation (with or without good reason). The date on which your employment with the Company terminates will be referred to herein as your “Termination Date”.

For purposes of the Plan, “Cause” means the following:

(a)your indictment for, conviction of, or a plea of guilty or nolo contendere to, (i) a felony or
(ii) any other crime involving fraud, embezzlement, misconduct or other any act of moral turpitude;

(b)your embezzlement, breach of fiduciary duty or fraud with regard to the Company or any of its affiliates or any of their respective assets or businesses;

(c)your continued failure to perform your duties, in the reasonable judgment of the Company;

(d)your dishonesty, willful misconduct, or illegal conduct relating to the affairs of the Company or any of its affiliates or any of their respective customers;

(e)your breach of a material provision of any contractual obligation to the Company or any of its affiliates;

(f)other conduct by you that may be harmful to the business, interests, or reputation of the Company or any of its affiliates, including any material violation of a policy of the Company or any of its affiliates.

For purposes of the Plan, “Disability” means, “disability” as defined in your offer letter or employment or similar agreement with CSX or a subsidiary, if any, or if not so defined, a disability that would qualify as such under the Company’s long-term disability plan.

3.Severance Payments and Benefits

Upon your Qualifying Termination, you will be eligible to receive, subject to your execution and non-revocation of a Release (as defined in Section 4) and compliance with post- employment restrictive covenants as set forth in the Plan, the following severance payments and benefits (collectively, the “Severance Benefits”):

(a)Severance Pay. You will receive cash severance pay (“Severance Pay”) in the following amount, paid in substantially equal installments in accordance with the Company’s payroll practices for a period of twelve (12) months following your Termination Date:

(i)If, as of your Termination Date, you are in an Eligible Position with a career level of an Executive Vice President, Senior Vice President or Vice President of the Company, your Severance Pay will be an amount equal to the sum of: (A) one times your then- current base salary and (B) one times your then-current target bonus under the CSX Management Incentive Compensation Plan or other applicable annual cash incentive plan in which you participate (as applicable, the “Annual Incentive Plan”).

(ii)If, as of your Termination Date, you are in an Eligible Position with a career level of Assistant Vice President or Head of Department of the Company, your Severance Pay will be an amount equal to 1.25 times your then-current base salary.

(b)Pro Rata Bonus. You will receive a pro rata bonus under the Annual Incentive Plan for the year in which your Termination Date occurs (the “Pro Rata Bonus”), determined by multiplying (i) a fraction, the numerator of which is the number of days that have elapsed from the first day of the fiscal year in which your Termination Date occurs through your Termination Date and the denominator of which is 365 by (ii) the amount of the bonus that is earned based on the actual achievement of the performance criteria applicable to the Annual Incentive Plan following the end of the year in which your Termination Date occurs. Payment of your Pro Rata Bonus will be made in a lump sum at the time that annual incentive bonuses are normally paid under the Annual Incentive Plan.

(c)Health Continuation. You will remain eligible to continue participation in the Company’s medical and dental plans (in accordance with the requirements of COBRA and applicable law), on the same basis as you participated as of immediately prior to your Termination Date (including with respect to contributions to the health care reimbursement account provided that you meet regulations of the Internal Revenue Service for participation, but excluding corresponding employer contributions), for a period ending on the earlier of (i) twelve (12) months following your Termination Date and (ii) the date on which you become eligible for health coverage from a subsequent employer.

(d)Prior Year Bonus. You will receive any earned but unpaid bonus under the Annual Incentive Plan in respect of the most-recent bonus performance period ending prior to the Termination Date, payable in a lump sum at the time that annual incentive bonuses are normally paid under the Annual Incentive Plan.

(e)Treatment of Equity Awards. Any outstanding equity- or equity-based awards that you hold under the Company’s long-term incentive plans as of your Termination Date will be treated in accordance with the terms of the applicable plan and award agreement under which such award was granted.

(f) Outplacement Services. You will receive outplacement services for one (1) year following your Termination Date, through organizations designated by the Company, provided that you initiate these outplacement services within six (6) months after your Termination Date.

(g)Financial Planning Assistance. If, as of your Termination Date, you are in an Eligible Position with a career level of an Executive Vice President, Senior Vice President or Vice President of the Company, you will receive financial and tax planning assistance for one (1) year following your Termination Date, through organizations designated by the Company.

4.Requirements of Release and Waiver and Compliance with Restrictive Covenants

In order to be eligible to receive the Severance Benefits, you must: (i) sign and deliver to the Company, within the time set by the Company (which will be either 21 or 45 days in accordance with applicable law), an effective Employment Separation Agreement and Release (a “Release”) in a form provided by the Company, (ii) you do not revoke the Release following delivery of the Release to the Company, if revocation is permitted (the date on which the applicable revocation period expires without you having revoked the Release and the Release becomes non- revocable, the “Release Effective Date”)); and (iii) comply, and continue to comply, with the terms of the Release and of any non-competition, non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation owed to the Company or any of its affiliates, for the applicable duration of each such covenant.

Notwithstanding anything to the contrary in the Plan, (x) no payments under the Plan will be made until the Release Effective Date, (y) if the period during which you may execute the Release begins in one calendar year and ends in the next calendar year, then the payments will not commence until the second calendar year and (z) any such payments that are delayed pursuant to the foregoing clauses (x) or (y) will instead be made in the first payroll period to occur after the Release Effective Date and the start of the second calendar year (if applicable). In addition, in the event of your breach of the terms of any restrictive covenant obligation to the Company or any of its affiliates, you will not be entitled to any further payments or benefits under the Plan, and you may (in the discretion of the Company) be obligated to repay any amounts previously paid under the Plan and any other payments or benefits previously provided under the Plan may be subject to recovery pursuant to any clawback or similar policy adopted by the Company.

5.No Duplication of Benefits/No Substitution

Nothing in the Plan or any other change in control plan or agreement, offer letter or letter agreement from the Company or any of its affiliates, prevailing practice of the Company or any of its affiliates, or oral statement made by or on behalf of the Company or any of its affiliates (each, an “Existing Arrangement”) will entitle you to receive duplicate payments or benefits in connection with a voluntary or involuntary termination of employment, including under the CSX Corporation Severance Pay Plan. Notwithstanding any other provision in the Plan to the contrary, if you are entitled to any severance or similar payments or benefits outside of the Plan by operation of applicable law or under an Existing Arrangement, your payments and benefits provided under the Plan will be reduced by the value of the severance or similar payments or benefits that you receive by operation of applicable law or under any applicable Existing Arrangement. The Company’s obligation to make payments or provide benefits under the Plan will be expressly conditioned upon you not receiving duplicate payments or benefits. If you owe the Company or any of its affiliates money for any reason, the Company may offset the amount of the debt from your Severance Benefits to the extent permitted by law; provided, however, that, any such offset shall be applied in a manner consistent with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) to the extent that the Severance Benefits are subject to Section 409A of the Code.

6.Accrued Amounts; Employee Benefits

In the event of a termination of your employment for any reason, as of your Termination Date, you will receive: (i) any base salary earned but not paid through the Termination Date, paid on the next regularly scheduled payroll date, (ii) any unreimbursed business expenses that are otherwise reimbursable, and (iii) all other vested accrued benefits, if any, due to you, as determined in accordance with the plans, policies and practices of the Company and its affiliates and applicable law.

From and after your Termination Date, except as otherwise expressly provided in the Plan, you will not be considered an employee of the Company or any of its affiliates for any purpose, including eligibility under any Company employee benefit plans, including, without limitation: (i) further contributions under the CSXtra 401(k) Plan, (ii) accrual of further benefits under the CSX Pension Plan, (iii) dependent care reimbursement benefits, (iv) the Company’s disability plan, (v) the Company’s travel accident plan, (vi) sick leave or vacation days or (vii) any form of incentive compensation.

7.Amendment and Plan Termination

CSX, by action of the Compensation and Talent Management Committee of the Board of Directors of CSX, reserves the right to amend or terminate the Plan or the benefits provided hereunder at any time in its sole discretion. Any amendment or termination of the Plan will be in writing. However, if after you have incurred a Qualifying Termination under the Plan, no amendment or termination of the Plan may, without your written consent, reduce or alter to your detriment, the payments and benefits to which you are entitled.

8.Additional Plan Information

(a)Employment Status. The Plan does not constitute a contract of employment, and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with the Company or any of its affiliates.

(b)Withholding of Taxes. The Company or your employer will withhold from any amounts payable under the Plan all Federal, state, local or other taxes that are legally required to be withheld from your Severance Benefits.

(c)Validity and Severability. The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.

(d)Unfunded Obligation. All severance payments and benefits under the Plan constitute unfunded obligations of the Company. Severance payments will be made, as due, from the general funds of the Company. The Plan constitutes solely an unsecured promise by the Company to provide Severance Benefits to you to the extent provided in the Plan.

(e)Type of Plan and Governing Law. The plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the regulations published by the Secretary of Labor. The Plan and all rights under it will be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of Florida.

(f)Successors and Assigns. The Plan will be binding upon and inure to the benefit of CSX and its successors and assigns and will be binding upon and inure to the benefit of you and your legal representatives, heirs and legatees. Your rights under the Plan will not otherwise be transferable or subject to lien or attachment.

9.Section 409A of the Code

To the extent any payments or benefits under the Plan are subject to Section 409A of the Code, the Plan will be interpreted and administered to the maximum extent possible to comply with Section 409A of the Code. For purposes of any payments or benefits under the Plan subject to Section 409A of the Code:

(a)You will not be considered to have terminated employment with the Company and its affiliates unless you would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code.

(b)Each separate payment to be made or benefit to be provided under the Plan will be construed as a separate identified payment for purposes of Section 409A of the Code.

(c)If you are a “specified employee” within the meaning of Section 409A of the Code at the time of your separation from service, to the extent required under Section 409A of the Code to avoid accelerated taxation and tax penalties, any amounts payable during the six (6)- month period immediately following you separation from service will instead be paid on the first business day after the date that is six (6) months following your separation from service (or, if earlier, your date of death).

The Company makes no representation that payments described in the Plan will be exempt from or comply with Section 409A.

10.Section 280G

In the event that the severance and other benefits provided for in the Plan or any bonuses, payments or other compensation or compensation payable to you under any other plan or arrangement (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A of the Code as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A of the Code as deferred compensation and (B) employee benefits not subject to Section 409A of the Code; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A of the Code as deferred compensation and (B) equity awards not subject to Section 409A of the Code. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

Unless you and the Company otherwise agree in writing, any determination required under this Section 10 will be made in writing by a Section 280G expert selected by the Company (the “Firm”), whose determination will be conclusive and binding upon you and the Company. For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 10.

11. Administrative Information About Your Plan

Employer Identification Number

CSX’s employer identification number is [redacted].

Claim for Benefits

If you believe that you are entitled to payments and benefits under the Plan that are not provided to you, or you disagree with any other action taken by the Plan Administrator with respect to the Plan, then you may submit a claim to the Plan Administrator in writing. A claim must be made in writing and submitted within six (6) months of your Termination Date. In the event you make a claim for benefits beyond six (6) months of your Termination Date, then you are expressly precluded from receiving any severance payments and/or benefits under the Plan.

Claims Review Procedures

You will be notified in writing by the Plan Administrator if your claim under the Plan is denied. If a claim for benefits under the Plan is denied in full or in part, you (or your duly authorized representative) may appeal the decision to the Plan Administrator.

To appeal a decision, you (or your duly authorized representative) must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within sixty (60) days after you receive notice of the claim denial described above. You (or your duly authorized representative) may also include information or other documentation in support of your claim.

You (or your duly authorized representative) will be notified of a decision within ninety
(90) days (which may be extended to one-hundred and eighty (180) days, if required) of the date your appeal is received. This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure. If the Plan Administrator requires an extension of time to respond to your appeal, you (or your duly authorized representative) will receive notice of the reason for the extension within the initial ninety (90)-day period and a date by which you can expect a decision.

If the original denial is upheld on first appeal, you (or your duly authorized representative) may request a review of this decision. You (or your duly authorized representative) may submit a written request for reconsideration to the Plan Administrator (as identified below) within sixty (60) days after receiving the denial.

You (or your duly authorized representative) can review all plan documents in preparing your appeal and you (or your duly authorized representative) may have a qualified person represent you (or your duly authorized representative) during the appeal process. Any documents or records that support your position must be submitted with your appeal letter.

The case will be reviewed, and you (or your duly authorized representative) will receive written notice of the decision within sixty (60) days (which may be extended to one-hundred and twenty (120) days, if required). The written notice will include the specific reasons for the decision and specific reference to the Plan provision(s) on which the decision is based.

Any decision on final appeal will be final, conclusive and binding upon all parties. If the final appeal is denied, however, you will be advised of your right to file a claim in court. It is CSX’s intent that in any challenge to a denial of benefits on final appeal under these procedures, the court of law or a professional arbitrator conducting the review will apply to a deferential (“arbitrary and capricious”) standard and not a de novo review.

Legal Action

You may not bring a lawsuit to recover benefits under the Plan until you have exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one (1)- year statute of limitations on suits for all benefits will apply in any forum where you may initiate such a suit.

Plan Administrator

The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibility to others. The chart in Section 13 contains the name and address of the Plan Administrator. Notwithstanding the foregoing, if and to the extent required by applicable law, the rules of any applicable securities exchange on which the shares of CSX common stock is traded or CSX’s by- laws or articles of incorporation, the Plan will be administered by the Chief Administrative Officer.

12. Your Rights and Privileges Under ERISA

As a participant in the Plan, you are entitled to certain rights and protection under ERISA. ERISA provides that you shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Company’s offices and at other specified locations all documents governing the plan filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and updated Summary Plan Description. The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating certain rights for you, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in a Federal court.

If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington,
D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866- 444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

13. Other Administrative Facts

Name of Plan...................................................	CSX Corporation Executive Severance Plan and Summary Plan Description
Type of Plan ....................................................	“Welfare” plan
Plan Records ...................................................	Kept on a calendar-year basis
Plan Year .........................................................	January 1— December 31
Plan Funding ...................................................	Company provides severance benefits from general assets.
Plan Sponsor ...................................................	CSX Corporation
Plan Number ...................................................	521
Plan Administrator and Named Fiduciary.......	Chief Administrative Officer 500 Water Street – J400 Jacksonville, FL 32202
Agent for Service of Legal Process on the Plan............................................................	CSX Corporation Corporate Secretary 500 Water Street Jacksonville, FL 32202
Trustee.............................................................	Not applicable
Insurance Company.........................................	Not applicable

Appendix A
Eligible Positions

Employees in “Eligible Positions” include those employees who are employed at the career levels identified in the table below.

Career Level
•Executive Vice President •Senior Vice President •Vice President •Assistant Vice President •Head of Department